LIQUIDITY SERVICES ANNOUNCES THIRD QUARTER FISCAL YEAR 2020 FINANCIAL RESULTS
•GMV of $130.1 million -- GAAP Revenue of $47.7 million -- GAAP Net Income of $0.2 million
•Non-GAAP Adjusted EBITDA of $3.7 million
•Online marketplace platform gains momentum by providing safe, effective commerce solutions during COVID-19 pandemic

Bethesda, MD - August 6, 2020 - Liquidity Services (NASDAQ: LQDT; www.liquidityservices.com), a global solution provider in the reverse supply chain with the world’s largest marketplace for business surplus, today announced financial results for the third quarter fiscal year 2020 ended June 30, 2020. The Company's Q3-FY20 performance showed improving top line trends in the second half of the quarter as businesses and governments re-opened from government ordered closures due to the COVID-19 pandemic which, combined with cost control measures, generated positive GAAP Net Income, GAAP EPS and Adjusted EBITDA.

"Retailers, manufacturers and government agencies embraced our safe and reliable solution to conduct commerce, even under the most trying circumstances, during Q3-FY20 which foreshadows the long-term value that Liquidity Services will have in the evolving economy and e-commerce space. In turn, we continue to provide buyers around the globe convenient access to the inventory and equipment they require to meet their business needs. The investments we have made in our marketplace platform and IT infrastructure the past few years has enabled our team to deliver strong results for our sellers and buyers who are largely seeking efficient, no-contact solutions," said Bill Angrick, Chairman and CEO of Liquidity Services.

"Notwithstanding the volatile environment, we delivered strong results during the quarter. Our top line results were primarily impacted by the closing of the economy in the month of April and then saw steady increases throughout the rest of the quarter as both government agencies and corporations began to welcome employees back to physical locations and sought to monetize assets,” Angrick continued. “In light of this dynamic, and despite a very tough start to the quarter, GMV in our Retail (RSCG) segment grew 14%, GMV in our CAG segment declined 18% (excluding DoD Scrap), and GMV in our GovDeals segment declined 36% compared to the prior year. Our Machinio segment revenue increased 23% over the prior year driven by our cost-effective lead generation solutions for equipment sellers. In addition to the benefit from the acceleration of our top line over the course of the quarter, our bottom line results benefited from the actions we took in April to conserve our resources, resulting in positive GAAP Net Income, GAAP EPS and Adjusted EBITDA, as well as strong cash generation. These results speak to the dedication and ingenuity of our entire team to consistently deliver outstanding service and solutions in the reverse supply chain, regardless of the circumstances."

During Q3-FY20, we further enhanced the features and functionality of our new consolidated marketplace, AllSurplus.com, which enables a low-touch solution to sell assets online eliminating the need for live, in-person exchanges. Compared to Q2FY20, our increased promotion of AllSurplus resulted in a 148% increase in buyer registrations, a 119% increase in traffic, a 161% increase in unique bidders, and a 65% increase in direct transactions on the AllSurplus marketplace. We continue to see early adoption of this new marketplace and its self-service model as sellers have an increased desire to shift to primarily cloud-based business processes. We believe our self-service solution over time will be an attractive growth opportunity as business sellers and buyers continue to adapt to social distancing guidelines due to the pandemic. Moreover, by aggregating supply on AllSurplus, we are providing buyers and sellers more opportunities to quickly transact across a wide array of products, including heavy equipment, energy and manufacturing equipment.

The company exited the quarter with a cash position of $72.7 million and zero debt, an increase in cash of $20.9 million from Q2FY20.

Evolving Response to COVID-19 Pandemic
Last quarter we announced several safety measures and temporary cost control measures to protect both our employees and our business during the COVID-19 global pandemic. While we are still strictly abiding by all social distancing and safety measures in keeping the current health-expert recommendations, the performance of the company has enabled us to review and modify selected cost control measures including:

•restoring full pay and providing back pay for all salary reductions for our current permanent workforce;
•returning a portion of furloughed employees back to full-time status, mainly in our sales department;
•resuming technology and marketing investments over the next quarter.

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Third Quarter Consolidated Operating and Earnings Results
The Company reported Q3-FY20 GMV of $130.1 million, down from $168.1 million in the prior year’s comparable period, including the completion of the DoD Scrap contract. GMV is an operating measure of the total sales value of all merchandise sold by us or our sellers through our marketplaces and other channels during a given period of time. GAAP Revenue for Q3-FY20 was $47.7 million, down from $56.9 million in the prior year. GMV declined 22.6% and GAAP Revenue declined 16.1% compared to the prior year, inclusive of the completion of the DoD Scrap contract. GAAP Net Income for Q3-FY20 was $0.2 million, which resulted in diluted earnings per share of $0.01 based on a weighted average of 33.8 million diluted shares outstanding, compared to GAAP Net Loss of $4.6 million and negative $0.14 respectively, in the prior year. Our Non-GAAP adjusted net income excludes stock compensation expense, impairment and business realignment expenses, acquisition costs, deferred revenue purchase accounting adjustments, fair value adjustments to acquisition earn-outs, and the estimated impact of income taxes on these Non-GAAP adjustments and non-recurring tax adjustments. For Q3-FY20 our non-GAAP adjusted net income was $1.8 million or $0.05 adjusted diluted earnings per share, an increase compared to the prior year period non-GAAP adjusted net loss of $1.5 million and negative $0.05 adjusted diluted loss per share.

Non-GAAP Adjusted EBITDA, which excludes stock-based compensation expense, acquisition costs such as transaction expenses and changes in earn-out estimates, business realignment expense, deferred revenue purchase accounting adjustments, and goodwill and long-lived asset impairment, was $3.7 million, an increase from the same period last year of $0.2 million.

Q3-FY20 comparative year-over-year consolidated financial results reflect the impact of government and business closures resulting from the COVID-19 pandemic, completion of the DoD Scrap contract, and reduced operating expenses. GMV in our RSCG segment increased 14% compared to the prior year, despite the slowing of seller activity in April, as retailers adjusted to changes in consumer behavior and business buyers sought to meet an increasing demand for discount goods from consumers. GMV in our GovDeals segment decreased by 36%, which reflected the impact of government facilities in the US and Canada being shut down throughout April, thereby limiting seller volume on our marketplace and preventing buyers from picking up assets. Our CAG segment GMV declined 28%, including the impact of the wind down of our DoD Scrap contract, as activity across verticals was significantly reduced in the first part of the quarter related to COVID-19 business closures. Along with steady improvements in top line performance in the months of May and June, the actions we took to reduce operating expenses as a result of the COVID-19 pandemic benefited Q3-FY20.

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Third Quarter Segment Operating and Earnings Results
We present operating results in four reportable segments: GovDeals, RSCG, CAG and Machinio. Each segment currently offers separately branded marketplaces to enable sellers to achieve channel marketing objectives to reach buyers. Across our segments, we offer our sellers various pricing and transaction models and a suite of services, and our revenues vary depending upon the pricing models employed and the level of service selected by sellers.

Our Q3-FY20 segment results are as follows (unaudited, in millions):

	Three Months Ended June 30,		Nine Months Ended June 30,
	2020	2019	2020	2019
GovDeals[1]:
GMV	$57.9	$90.9	$214.3	$244.6
Revenue	$6.0	$9.3	$21.9	$24.6
Gross profit	$5.6	$8.6	$20.4	$22.7

RSCG:
GMV	$45.0	$39.6	$129.2	$116.9
Revenue	$33.6	$31.3	$101.5	$94.8
Gross profit	$12.0	$10.9	$34.7	$32.7

CAG[2]:
GMV	$27.2	$37.7	$79.5	$120.1
Revenue	$6.4	$14.9	$21.4	$44.1
Gross profit	$5.9	$7.8	$16.6	$25.3

Machinio:
GMV	$—	$—	$—	$—
Revenue	$1.8	$1.5	$5.3	$3.8
Gross profit	$1.7	$1.4	$5.1	$3.5

Corporate & Other[3]:
GMV	$—	$—	$—	$0.5
Revenue	$—	$—	$—	$0.5
Gross profit	$—	$—	$—	$0.1

Consolidated:
GMV	$130.1	$168.1	$423.0	$482.1
Revenue	$47.7	$56.9	$150.1	$167.7
Gross profit	$25.2	$28.6	$76.8	$84.2

1GovDeals consists of the state and municipal government business. Through Q4 FY19 this includes commercial self-directed GMV as part of our Auction Deals marketplace, which beginning in Q1 FY20 is reflected in the CAG segment.
2CAG consists of our energy and industrial commercial verticals, our DoD Scrap contract, and beginning in Q1 FY20 commercial transactions within our unified marketplace, which was previously referred to as AuctionDeals.
3Corporate & Other primarily consists of the Company's former IronDirect operating segment, which was wound-down in January 2019, and is not individually significant, and elimination adjustments.

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Additional Third Quarter 2020 Operational Results
•Registered Buyers — At the end of Q3-FY20, registered buyers totaled approximately 3,719,000, representing a 2.5% increase over the approximately 3,627,000 registered buyers at the end of Q3-FY19.
•Auction Participants — Auction participants, defined as registered buyers who have bid in an auction during the period (a registered buyer who bids in more than one auction is counted as an auction participant in each auction in which he or she bids), decreased to approximately 420,000 in Q3-FY20, a 20.5% decrease from the approximately 528,000 auction participants in Q3-FY19.
•Completed Transactions — Completed transactions decreased to approximately 134,000, a 16.3% decrease for Q3-FY20 from the approximately 160,000 completed transactions in Q3-FY19.

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Business Outlook
While we may have some visibility for this next quarter and see positive top line indicators, our current view of trends still depends on numerous evolving factors, including whether a second wave of the COVID-19 pandemic results in government and business closures. Sequentially, our sales and marketing expenses are expected to increase as we reinvigorate our investments and plan for continued long-term growth, and we prioritize our marketplace enhancements that drive growth and near-term return on investment. Despite the broader economic downturn, our long-term positioning remains strong as our self-service solutions and online platform provide valuable benefits to sellers and buyers.

Notwithstanding current trends, the likelihood, magnitude and timing of business developments across our segments are difficult to predict given the current economic uncertainty, unknown timing and overall impact of the global pandemic. We will therefore not provide quarterly guidance.
In the longer term, we continue to be highly focused on creating efficiencies and benefits for our sellers and our buyers by focusing on platform services and support that will deliver optimal liquidity in the reverse supply chain and further enable our growth through an asset light, low-touch marketplace solution. As e-commerce penetration continues to grow substantially for both consumers and B2B, our online platform and cloud-based solutions should become even more relevant and necessary for the evolving global economy.
These forward-looking statements reflect the trends and assumptions for Q4-FY20 compared to the prior year comparable period and as an impact of the COVID-19 pandemic:

1.steady results in our GovDeals segment for the near-term as government facilities re-open and sell through a backlog of surplus assets and seek efficient solutions to fill a gap in revenue lost as a result of the pandemic;
2.steady performance in our RSCG segment as retailers are seeking secondary channels to handle an increase in excess assets. We anticipate a backlog of consumer returns, seasonal items and shelf-pulls as retailers adjust to shifting consumer preferences;
3.increased opportunity in our CAG segment as global COVID-19 pandemic restrictions are being loosened;
4.decrease in our cash position compared to Q3FY20 as we make up for one-time deferrals in vendor payments;
5.increased adoption of our self-service model, which proves to be the safest and most effective transaction model during COVID-19, which could sustain volumes of assets sold for certain industries;
6.stable buyer demand yet we anticipate lower average pricing for assets across our segments as buyers take conservative approach to spending;
7.overall reduced operating expenses as we continue to operate with a reduced workforce and decreased travel as we prioritize the safety of our employees; and
8.we do not anticipate the Coronavirus Aid, Relief, and Economic Security Act (the "CARES Act") will have a material impact on our provision for income taxes in the future.

While we remain confident in our long-term strategy, the need for our services, and our liquidity position, we are unable to accurately predict the extent to which the global COVID-19 pandemic will impact our business operations, financial performance and results of operations for our fourth quarter fiscal year 2020.

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Liquidity Services
Reconciliation of GAAP to Non-GAAP Measures

Non-GAAP EBITDA and Non-GAAP Adjusted EBITDA. Non-GAAP EBITDA is a supplemental non-GAAP financial measure and is equal to net income (loss) plus interest and other expense, net; provision (benefit) for income taxes; and depreciation and amortization. Our definition of Non-GAAP Adjusted EBITDA differs from Non-GAAP EBITDA because we further adjust Non-GAAP EBITDA for stock-based compensation expense, acquisition costs such as transaction expenses and changes in earn-out estimates, business realignment expense, deferred revenue purchase accounting adjustments, and goodwill and long-lived asset impairment.

	Three Months Ended June 30,		Nine Months Ended June 30,
	2020	2019	2020	2019
	(Unaudited)
Net income (loss)	$213	$(4,649)	$(9,221)	$(14,033)
Interest and other income, net[1]	(156)	(368)	(489)	(976)
Provision for income taxes	209	542	710	1,136
Depreciation and amortization	1,567	1,206	4,716	3,575
EBITDA	1,833	(3,269)	(4,284)	(10,298)
Stock compensation expense[2]	1,516	1,362	3,785	5,456
Acquisition costs and impairment of long-lived assets[3]	—	52	5	171
Business realignment expenses[3,4]	328	1,055	328	1,095
Fair value adjustments to acquisition earn-outs[3]	—	900	200	2,300
Deferred revenue purchase accounting adjustment	—	110	3	800
Adjusted EBITDA	$3,677	$210	$37	$(476)

1 Represents Interest and other income, net, per the Statement of Operations, excluding the non-service components of net periodic pension (benefit) expense.
2 Excludes the impact of forfeitures of stock awards by employees terminated by business realignment actions, which is included in the business realignment expenses line for the three and nine months ended June 30, 2019. There were such no impacts for the three and nine months ended June 30, 2020.
3 Acquisition costs, impairment of long-lived assets, fair value adjustments to acquisition earn-outs, and business realignment expenses are components of Other operating expenses on the Statements of Operations.
4 Business realignment expense includes the amounts accounted for as exit costs under ASC 420 as described in Note 10 to the Consolidated Financial Statements, and the related impacts of business realignment actions subject to other accounting guidance. Those related impacts were $317 thousand for the three and nine months ended June 30, 2019, primarily due to forfeitures of stock awards by terminated employees. There were no related impacts for the three and nine months ended June 30, 2020.

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Non-GAAP Adjusted Net Income (Loss) and Non-GAAP Adjusted Basic and Diluted Earnings Per Share. Non-GAAP Adjusted Net Income (Loss) is a supplemental non-GAAP financial measure and is equal to net income (loss) plus stock compensation expense, impairment and business realignment expenses, acquisition costs, deferred revenue purchase accounting adjustments, fair value adjustments to acquisition earn-outs, and the estimated impact of income taxes on these non-GAAP adjustments and non-recurring tax adjustments. Adjusted basic and diluted loss per share are determined using Non-GAAP Adjusted Net Income (Loss). For Q3-FY20 the tax rate used to estimate the impact of income taxes on the non-GAAP adjustments was 12.8% compared to 10.5% used for the Q3-FY19 results. The 12.8% tax rate excludes the impact of the charge to our U.S. valuation allowance.

	Three Months Ended June 30,		Nine Months Ended June 30,
	2020	2019	2020	2019
(Dollars in thousands, except per share data)	(Unaudited)
Net income (loss)	$213	$(4,649)	$(9,221)	$(14,033)
Stock compensation expense	1,516	1,362	3,785	5,456
Acquisition costs and impairment of long-lived assets*	—	52	5	171
Business realignment expenses*	328	1,055	328	1,095
Fair value adjustment to acquisition earn-outs*	—	900	200	2,300
Deferred revenue purchase accounting adjustment	—	110	3	800
Income tax impact of adjustments	(236)	(365)	(553)	(1,031)
Adjusted net income (loss)	$1,821	$(1,535)	$(5,453)	$(5,242)
Adjusted basic income (loss) per common share	0.05	(0.05)	(0.16)	(0.16)
Adjusted diluted income (loss) per common share	0.05	(0.05)	(0.16)	(0.16)
Basic weighted average shares outstanding	33,695,936	33,164,750	33,621,740	32,986,040
Diluted weighted average shares outstanding	33,815,332	33,164,750	33,621,740	32,986,040
*Acquisition costs and impairment of long-lived assets, business realignment expenses, and fair value adjustments to acquisition earn-outs, which are excluded from Adjusted EBITDA, are included in Other operating expenses on the Statements of Operations.

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Q3-FY20 Conference Call
The Company will host a conference call to discuss this quarter's results at 10:30 a.m. Eastern Time today. Investors and other interested parties may access the teleconference by dialing (888) 771-4371 or (847) 585-4405 and providing conference ID 49857730. A live web cast of the conference call will be provided on the Company's investor relations website at http://investors.liquidityservices.com. An archive of the web cast will be available on the Company's website until August 5, 2021 at 1:30 p.m. ET. The replay will be available starting at 1:30 p.m. ET on the day of the call.

Non-GAAP Measures
To supplement our consolidated financial statements presented in accordance with generally accepted accounting principles (GAAP), we use certain non-GAAP measures of certain components of financial performance. These non-GAAP measures include earnings before interest, taxes, depreciation and amortization (EBITDA), Adjusted EBITDA, Adjusted Net Loss and Adjusted Earnings per Share. These non-GAAP measures are provided to enhance investors’ overall understanding of our current financial performance and prospects for the future. We use EBITDA and Adjusted EBITDA: (a) as measurements of operating performance because they assist us in comparing our operating performance on a consistent basis as they do not reflect the impact of items not directly resulting from our core operations; (b) for planning purposes, including the preparation of our internal annual operating budget; (c) to allocate resources to enhance the financial performance of our business; (d) to evaluate the effectiveness of our operational strategies; and (e) to evaluate our capacity to fund capital expenditures and expand our business. Adjusted EPS is the result of our adjusted net loss and diluted shares outstanding.

We believe these non-GAAP measures provide useful information to both management and investors by excluding certain expenses that may not be indicative of our core operating measures. In addition, because we have historically reported certain non-GAAP measures to investors, we believe the inclusion of non-GAAP measures provides consistency in our financial reporting. These measures should be considered in addition to financial information prepared in accordance with GAAP, but should not be considered a substitute for, or superior to, GAAP results. A reconciliation of all historical non-GAAP measures included in this press release, to the most directly comparable GAAP measures, may be found in the financial tables included in this press release.

Supplemental Operating Data
To supplement our consolidated financial statements presented in accordance with GAAP, we use certain supplemental operating data as a measure of certain components of operating performance. We review GMV because it provides a measure of the volume of goods being sold in our marketplaces and thus the activity of those marketplaces. GMV and our other supplemental operating data, including registered buyers, auction participants and completed transactions, also provide a means to evaluate the effectiveness of investments that we have made and continue to make in the areas of seller and buyer support, value-added services, product development, sales and marketing and operations. Therefore, we believe this supplemental operating data provides useful information to both management and investors. In addition, because we have historically reported certain supplemental operating data to investors, we believe the inclusion of this supplemental operating data provides consistency in our financial reporting. This data should be considered in addition to financial information prepared in accordance with GAAP, but should not be considered a substitute for, or superior to, GAAP results.

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Forward-Looking Statements
This document contains forward-looking statements made pursuant to the Private Securities Litigation Reform Act of 1995. These statements are only predictions. The outcome of the events described in these forward-looking statements is subject to known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to differ materially from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. These statements include, but are not limited to, statements regarding the Company’s business outlook; anticipated economic and operational impacts to the COVID-19 global pandemic, especially if there is a rise in COVID-19 deaths that precipitates re-closures or extended restrictions on international travel; the migration of our retail marketplace to our core e-commerce technology platform; expected future effective tax rates; and trends and assumptions about future periods. You can identify forward-looking statements by terminology such as "may," "will," "should," "could," "would," "expects," "intends," "plans," "anticipates," "believes," "estimates," "predicts," "potential," "continues" or the negative of these terms or other comparable terminology. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements.

There are several risks and uncertainties that could cause our actual results to differ materially from the forward-looking statements in this document. Important factors that could cause our actual results to differ materially from those expressed as forward-looking statements are set forth in our filings with the SEC from time to time, and include, among others, changes in political, business and economic conditions, regional or general economic downturn or crisis and any conditions that affect e-commerce growth or cross-border trade; the impact of the coronavirus pandemic on our Company, our employees, our sellers and buyers, and global supply chains; disruptions of transactions due to the coronavirus pandemic, including the impact of such disruptions on the Company’s ability to generate profits, stabilize or grow GMV or accurately forecast transactions; disruptions in the Company’s workforce as a results of the Company’s efforts to limit of the impact of the coronavirus pandemic on the Company’s operations and financial condition; the Company's need to successfully react to the increasing importance of mobile commerce; digital marketing and data analytics; our dependence on our contract with Amazon for a significant portion of our inventory; variability in business related to mix, timing, and volume of supply; speed of recovery following natural disasters and severe weather; intense competition in our lines of business; our ability to successfully expand the supply of merchandise available for sale on our online marketplaces; our ability to attract and retain active professional buyers to purchase this merchandise; the timing and success of upgrades to our technology infrastructure; our ability to successfully integrate the Machinio operations with our business and realize the anticipated benefits; our management reorganization and our ability to retain key employees; business realignment costs related to severance and relocation of offices and facilities; our ability to attract and retain key employees; our ability to raise additional capital as and when required; our ability to timely upgrade and develop our technology systems, infrastructure and customer service capabilities at reasonable cost while maintaining site stability and performance and adding new products and features; our ability to enhance and improve our newly launched e-commerce technology platform and support services provided on this platform in a timely manner, our ability to price services to meet market demand; our reliance on third-party technology, such as Microsoft Azure cloud computing services and Oracle Fusion for enterprise resource planning and disruption to these cloud services or our ability to continue to license these cloud services to run our business or our ability to successfully configure these services to our business needs could expose us to performance claims as well as cause significant harm to our brand and reputation, which could impact our future sales; the success of our AllSurplus marketplace, including the success of the launch of our anticipated consolidated marketplace, the implementation of the marketing-tech-enhanced improvements to this marketplace and the realization of anticipated benefits from these actions; and the risks and uncertainties set forth in the Company's Annual Report on Form 10-K for the year ended September 30, 2019, and Quarterly Report on Form 10-Q for the quarters ended December 31, 2019 and March 31, 2020, which are available on the SEC and Company websites. There may be other factors of which we are currently unaware or which we deem immaterial that may cause our actual results to differ materially from the forward-looking statements.

All forward-looking statements attributable to us or persons acting on our behalf apply only as of the date of this document and are expressly qualified in their entirety by the cautionary statements included in this document. Except as may be required by law, we undertake no obligation to publicly update or revise any forward-looking statement to reflect events or circumstances occurring after the date of this document or to reflect the occurrence of unanticipated events.

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About Liquidity Services
Liquidity Services (NASDAQ: LQDT) operates a network of leading e-commerce marketplaces that enable buyers and sellers to transact in an efficient, automated environment offering over 500 product categories. The Company employs innovative e-commerce marketplace solutions to manage, value and sell inventory and equipment for business and government sellers. Our superior service, unmatched scale and ability to deliver results enable us to forge trusted, long-term relationships with over 14,000 sellers worldwide. With over $8 billion in completed transactions, and over 3.6 million buyers in almost 200 countries and territories, we are the proven leader in delivering smart commerce solutions. Visit us at LiquidityServices.com.

Contact:
Julie Davis
Senior Director, Investor Relations
202.467.6868 ext. 2234
julie.davis@liquidityservices.com

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Liquidity Services and Subsidiaries
Unaudited Consolidated Balance Sheets
(Dollars in Thousands)

	June 30, 2020	September 30, 2019
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$72,729	$36,497
Short-term investments	—	30,000
Accounts receivable, net of allowance for doubtful accounts of $357 and $291	5,159	6,704
Inventory, net	7,415	5,843
Prepaid taxes and tax refund receivable	3,081	2,531
Prepaid expenses and other current assets	6,546	8,350
Total current assets	94,930	89,925
Property and equipment, net of accumulated depreciation of $13,678 and $10,566	18,500	18,846
Operating lease assets	9,263	—
Intangible assets, net	5,086	6,043
Goodwill	59,587	59,467
Deferred tax assets	821	866
Other assets	10,677	12,136
Total assets	$198,864	$187,283
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$29,002	$15,051
Accrued expenses and other current liabilities	17,757	28,794
Current portion of operating lease liabilities	4,127	—
Distributions payable	—	1,675
Deferred revenue	3,025	3,049
Payables to sellers	26,325	20,253
Total current liabilities	80,236	68,822
Operating lease liabilities	5,908	—
Deferred taxes and other long-term liabilities	2,482	2,286
Total liabilities	88,626	71,108
Commitments and contingencies (Note 11)	0	0
Stockholders’ equity:
Common stock, $0.001 par value; 120,000,000 shares authorized; 34,021,773 shares issued and outstanding at June 30, 2020; 33,687,115 shares issued and outstanding at September 30, 2019	34	34
Additional paid-in capital	246,016	242,686
Accumulated other comprehensive loss	(8,019)	(7,973)
Accumulated deficit	(127,793)	(118,572)
Total stockholders’ equity	110,238	116,175
Total liabilities and stockholders’ equity	$198,864	$187,283

Liquidity Services and Subsidiaries
Unaudited Consolidated Statements of Operations
(Dollars in Thousands, Except Per Share Data)

	Three Months Ended June 30,		Nine Months Ended June 30,
	2020	2019	2020	2019
	(Unaudited)
Revenue	$30,442	$36,388	$95,994	$109,478
Fee revenue	17,280	20,494	54,056	58,257
Total revenue	47,722	56,882	150,050	167,735
Costs and expenses from operations:
Cost of goods sold (excludes depreciation and amortization)	22,494	25,337	73,289	75,100
Seller distributions	—	2,994	—	8,393
Technology and operations	9,515	12,145	32,342	38,098
Sales and marketing	7,412	8,771	27,126	26,887
General and administrative	6,217	8,959	21,321	26,217
Depreciation and amortization	1,567	1,206	4,716	3,575
Other operating expenses	319	2,031	500	3,586
Total costs and expenses	47,524	61,443	159,294	181,856
Income (loss) from operations	198	(4,561)	(9,244)	(14,121)
Interest and other income, net	(224)	(454)	(733)	(1,224)
Income (loss) before provision for income taxes	422	(4,107)	(8,511)	(12,897)
Provision for income taxes	209	542	710	1,136
Net income (loss)	$213	$(4,649)	$(9,221)	$(14,033)
Basic income (loss) per common share	$0.01	$(0.14)	$(0.27)	$(0.43)
Diluted income (loss) per common share	0.01	(0.14)	(0.27)	(0.43)
Basic weighted average shares outstanding	33,695,936	33,164,750	33,621,740	32,986,040
Diluted weighted average shares outstanding	33,815,332	33,164,750	33,621,740	32,986,040

Liquidity Services and Subsidiaries
Unaudited Consolidated Statements of Cash Flows
(Dollars in Thousands)

	Nine Months Ended June 30,
	2020	2019
	(Unaudited)
Operating activities
Net loss	$(9,221)	$(14,033)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	4,716	3,575
Stock compensation expense	3,785	5,138
Provision for doubtful accounts	131	184
Deferred tax provision	228	81
Loss (gain) on disposal of property and equipment	(29)	20
Change in fair value of earnout liability	200	2,300
Changes in operating assets and liabilities:
Accounts receivable	1,415	(1,056)
Inventory	(1,572)	1,231
Prepaid and deferred taxes	(551)	47
Prepaid expenses and other assets	942	244
Operating lease assets and liabilities	(165)	—
Accounts payable	13,951	(570)
Accrued expenses and other current liabilities	(9,525)	(777)
Distributions payable	(1,675)	(301)
Deferred revenue	(23)	1,043
Payables to sellers	6,072	(4,129)
Other liabilities	522	(222)
Net cash provided by (used in) operating activities	9,201	(7,225)
Investing activities
Increase in intangibles	(53)	(20)
Purchases of property and equipment, including capitalized software	(3,608)	(4,784)
Proceeds from sales of property and equipment	47	112
Proceeds from promissory note	2,553	—
Purchases of short-term investments	(25,000)	(50,000)
Maturities of short-term investments	55,000	40,000
Net cash provided by (used in) investing activities	28,939	(14,692)
Financing activities
Payments of the principal portion of finance lease liabilities	(26)	—
Taxes paid associated with net settlement of stock compensation awards	(564)	—
Proceeds from exercise of stock options	36	129
Payment of earnout liability related to business acquisition	(1,200)	—
Net cash (used in) provided by financing activities	(1,754)	129
Effect of exchange rate differences on cash and cash equivalents	(154)	(246)
Net increase (decrease) in cash and cash equivalents	36,232	(22,034)
Cash and cash equivalents at beginning of period	36,497	58,448
Cash and cash equivalents at end of period	$72,729	$36,414
Supplemental disclosure of cash flow information
Cash paid for income taxes, net	$203	$872